FFD Financial Corporation

EXHIBIT 99

Date: April 30, 2009

FOR IMMEDIATE RELEASE:

CONTACT:

Trent B. Troyer, President & CEO

330-364-7777 or trent@onlinefirstfed.com

FFD Financial Corporation Reports Net Earnings For The Three- and
Nine-Month Periods Ended March 31, 2009

DOVER, OHIO - FFD FINANCIAL CORPORATION (NASDAQ:FFDF), parent company of First Federal Community Bank of Dover, Ohio, reported net earnings for the three months ended March 31, 2009, of $122,000, or diluted earnings per share of $.12, compared to the $159,000, or $.15 per diluted share, of net earnings reported for the comparable three-month period in 2008.  The $37,000, or 23.3%, decrease in net earnings resulted from decreases of $147,000, or 8.9% in net interest income, and $50,000, or 32.1%, in other income, and an increase of $101,000, or 8.8%, in general, administrative and other expenses, which were partially offset by decreases of $241,000, or 59.1%, in the provision for losses on loans and $20,000, or 24.1%, in the provision for federal income taxes.

Net earnings for the nine months ended March 31, 2009, were $735,000, or diluted earnings per share of $.70, compared to the $929,000, or $.85 per diluted share, of net earnings reported for the comparable nine-month period in 2008.  The $194,000, or 20.9%, decrease in net earnings resulted from decreases of $233,000, or 4.7% in net interest income, and $24,000, or 5.2%, in other income, and an increase of $261,000, or 7.6%, in general, administrative and other expenses, which were partially offset by decreases of $236,000, or 38.9%, in the provision for losses on loans and $88,000, or 18.2%, in the provision for federal income taxes.

The increase in general, administrative and other expense was due primarily to increases in employee compensation and benefits, professional and consulting fees, FDIC insurance premiums due to an increase in assessment rates and other expenses as a result of growth in the Corporation’s operations year over year.  The increase in employee compensation and benefits was the result of growth in the number of employees year over year and slight increases in wage rates, offset by a decrease in bonus compensation.  The decrease in net interest income was primarily due to decreases in yields on interest earning assets declining at a faster rate than costs of new and repricing deposits and the cost of carrying excess liquidity.  Borrowing balances decreased over the current nine month period, however, borrowing costs increased period to period due to an increase in the average balance outstanding which was partially offset by a decrease in the average cost of borrowings.  The average balance increased period to period due to Federal Home Loan Bank advances to help finance increased loan production and a draw on a credit line used to repurchase a large block of our shares.  The $24,000 decrease in other income resulted from a $213,000 decrease in mortgage servicing revenue net of amortization and an impairment expense of $175,000 related to mortgage servicing rights,

FFD Financial Corporation

which were partially offset by a $223,000 increase in gain on sale of loans due to a strengthening in the residential refinance mortgage market.  The impairment expense on mortgage servicing rights is a function of lower interest rates, increased prepayment speed assumptions, and refinancing of mortgage loans.  The decrease in the provision for losses on loans was due to management’s assessment of current economic conditions applied to the portfolio. Non-performing assets increased slightly to .56% of assets compared to 0.54% at June 30, 2008, but net charge-offs for the first nine months were $162,271 for an annualized rate of 0.12% down from the 0.17% charge-off ratio for the fiscal year ended June 30, 2008.  The allowance for loan losses to total loans ratio improved to 1.02%, up from 0.94% at June 30, 2008.

FFD Financial Corporation reported total assets of $188.4 million at March 31, 2009, an increase of 3.7% over the June 30, 2008 balance of $181.7 million.  Cash and cash equivalents increased by 10.7% from the June 30, 2008 balance of $13.0 million to $14.4 million at March 31, 2009.  Loans receivable, net increased by 2.3% from the June 30, 2008, balance of $156.2 million to $159.9 million at March 31, 2009.  Total liabilities increased by 4.3% from the June 30, 2008, balance of $163.6 million to $170.6 million at March 31, 2009, and included deposits of $151.8 million, representing an increase of 7.4% over the June 30, 2008, deposit balance of $141.3 million.  Shareholders’ equity amounted to $17.8 million at March 31, 2009, a decrease from the $18.2 million total at June 30, 2008.  The decrease in shareholders’ equity was primarily attributable to the repurchase of 65,833 shares of the corporation’s common stock and payments of quarterly dividends, which were partially offset by net earnings of $735,000, a positive mark to market of investments available for sale and proceeds from the exercise of stock options.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF.  First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover and in Sugarcreek.  The Corporation maintains an interactive web site at www.onlinefirstfed.com

FFD Financial Corporation

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

ASSETS	March 31, 2009	June 30, 2008
	(unaudited)
Cash and cash equivalents	$ 14,443	$ 13,049
Investment securities	6,751	5,623
Mortgage-backed securities	298	323
Loans receivable, net	159,801	156,232
Loans held for sale	400	-
Real Estate Owned	163	-
Other assets	6,543	6,511

Total assets	$188,399	$181,738

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$151,798	$141,332
Borrowings	17,258	20,595
Other liabilities	1,519	1,631
Total liabilities	170,575	163,558
Shareholders’ equity	17,824	18,180

Total liabilities and shareholders’ equity	$188,399	$181,738

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

	Nine months ended March 31,		Three months ended March 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Total interest income	$7,921	$8,980	$2,543	$2,906

Total interest expense	3,163	3,989	1,047	1,263

Net interest income	4,758	4,991	1,496	1,643

Provision for losses on loans	371	607	167	408

Net interest income after provision for losses on loans	4,387	4,384	1,329	1,235

Other income	438	462	106	156

General, administrative and other expense	3,695	3,434	1,250	1,149

Earnings before income taxes	1,130	1,412	185	242

Federal income taxes	395	483	63	83

NET EARNINGS	$ 735	$ 929	$ 122	$ 159

EARNINGS PER SHARE
Basic	$.71	$.86	$.13	$.15

Diluted	$.70	$.85	$.12	$.15